Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Steve Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Second Quarter 2003 Operating Results
Revenues Increase 17% — Net Earnings Increase 26%

San Francisco, CA, August 21, 2003, WILLIAMS-SONOMA, INC. (NYSE: WSM) Williams-Sonoma, Inc. today announced better than expected operating results for the second quarter ended August 3, 2003 and increased its full fiscal year 2003 earnings per share guidance. Second quarter of fiscal year 2003 diluted earnings per share of $0.15 exceeded second quarter of fiscal year 2002 diluted earnings per share by $0.03 per share and the high end of the Company’s May 22, 2003 earnings guidance by $0.01 per share.

Howard Lester, Chairman, commented, “We are extremely pleased to deliver another consecutive quarter of strong financial performance. On a revenue increase of 17%, we delivered earnings growth of over 26% while continuing to invest in new concepts. Our ongoing focus on customer service, operational execution, and cost containment allowed us to drive our business and deliver record second quarter earnings. This performance continues to demonstrate the strength of our brands, the effectiveness of our multi-channel strategy, and the rapidly improving operational competencies within our organization. I am very proud of this company-wide effort.”

☐ 2ND QUARTER 2003 — RESULTS FOR THE 13 WEEKS ENDED AUGUST 3, 2003

Net earnings for the second quarter of fiscal year 2003 were $17.8 million or $0.15 per diluted share versus $14.1 million or $0.12 per diluted share for the second quarter of fiscal year 2002.

Net revenues increased 17.1% to $580.4 million in the second quarter of fiscal year 2003 versus $495.6 million in the second quarter of fiscal year 2002.

Retail net sales increased 17.3% to $335.3 million in the second quarter of fiscal year 2003 versus $285.8 million in the second quarter of fiscal year 2002. The year-over-year increase in retail net sales was primarily driven by incremental sales from 44 net new stores at the end of the second quarter of fiscal year 2003 versus the end of the second quarter of fiscal year 2002 and a comparable store sales increase of 6.5%. Net sales increases in Williams-Sonoma, Pottery Barn Kids, Pottery Barn, and Outlets partially offset by a continuing expected reduction in Hold

Everything, were the primary contributors to this year-over-year sales increase. At the end of the second quarter of fiscal year 2003, we operated 489 stores versus 445 stores at the end of the second quarter of fiscal year 2002. Second quarter year-over-year comparable store sales by retail concept are shown in the table below.

Second Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended

Retail Concept	8/3/03	8/4/02

Williams-Sonoma	12.1%	<1.7%>
Pottery Barn	2.6%	1.3%
Pottery Barn Kids	5.7%	2.6%
Hold Everything	<2.5%>	<15.8%>
Outlets	6.5%	6.6%
Total Company	6.5%	0.0%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same quarter in the prior year.

Ed Mueller, Chief Executive Officer, commented, “Although we have seen that our customer has been highly resilient during these difficult economic times, we strongly believe that our inventory reinstatement strategy and our significant focus on retail execution were key drivers of our better than expected comparable store sales results during the quarter. Our retail associates have never been more focused on exceeding our customers’ expectations and our top-line is benefiting from their passion.”

Direct-to-customer net sales (including catalog and Internet) in the second quarter of fiscal year 2003 were $206.3 million, an increase of 16.5% versus $177.1 million in the second quarter of fiscal year 2002. This year-over-year increase was primarily driven by incremental net sales generated by the Pottery Barn, Pottery Barn Kids, Williams-Sonoma and Hold Everything brands in addition to incremental sales from our newest catalogs, Pottery Barn Teen and West Elm. This increase was partially offset by a year-over-year decrease in the Chambers catalog due to increased prospecting and lower productivity. Internet sales were $69.3 million in the second quarter of fiscal year 2003, an increase of 55.1% versus $44.7 million in the second quarter of fiscal year 2002.

Gross margin expressed as a percentage of net revenues was 37.1% in the second quarter of fiscal year 2003, a decrease of approximately 30 basis points versus the second quarter of fiscal year 2002. This decrease was primarily driven by an overall increase in markdown activity in 2003 compared to an exceptionally low level of markdown activity in 2002 and higher freight costs from the distribution center to the stores due to the incremental expense associated with the ongoing inventory reinstatement initiative. This decrease was partially offset by improved shipping profitability for merchandise delivered to customers, reduced costs due to lower returns, replacements, and damages, and lower occupancy expenses.

Selling, general and administrative expenses were $186.2 million or 32.1% of net revenues in the second quarter of fiscal year 2003 versus $162.2 million or 32.7% of net revenues in the second quarter of fiscal year 2002. This year-over-year improvement in selling, general and administrative expenses as a percentage of net revenues was primarily driven by lower employment and other administrative costs, partially offset by higher advertising costs. The year-over-year advertising increase was primarily driven by the relatively higher costs associated with our new catalog concepts, including the April 2003 launch of Pottery Barn Teen and the substantial year-over-year circulation increase in West Elm.

Merchandise inventories at cost at the end of the second quarter of fiscal year 2003 were $376.9 million versus $250.4 million at the end of the second quarter of fiscal year 2002. This increase was based on a strategic management decision in late 2002 to reinstate the in-stock positions on core merchandise in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands due to unfavorable trends in customer service metrics, including service levels in our retail stores and order fulfillment rates in our direct-to-customer business. Of the $126.5 million year-over-year merchandise inventory increase at the end of the second quarter of fiscal year 2003, approximately 75% was in the retail channel, approximately 14% in the direct-to-customer channel, and approximately 11% in transit from vendors. Within the retail channel, Williams-Sonoma, Pottery Barn, and Pottery Barn Kids contributed approximately 44%, 25%, and 24%, respectively, of the year-over-year inventory increase.

Mr. Mueller again commented, “We continue to believe that last year’s decision to reinstate our inventory levels has been fundamental to delivering our first and second quarter sales performance. We believe this premise has been clearly substantiated in the last two quarters not only in the Williams-Sonoma brand, but also in the Pottery Barn and Pottery Barn Kids brands where core inventory levels significantly improved in the second quarter. We remain committed to improving our inventory management disciplines; however, these initiatives will be balanced against the equally important long-term strategic initiative of delivering superior service to our customers.”

☐ FISCAL 2003 YEAR-TO-DATE — RESULTS FOR THE 26 WEEKS ENDED AUGUST 3, 2003

Net earnings for the 26 weeks ended August 3, 2003 were $31.2 million or $0.26 per diluted share versus $29.5 million or $0.25 per diluted share for the 26 weeks ended August 4, 2002.

Net revenues for the 26 weeks ended August 3, 2003 increased 14.7% to $1.117 billion versus $974 million for the 26 weeks ended August 4, 2002. Fiscal 2003 year-to-date comparable store sales increased 2.9% versus an increase of 2.9% for the same period of fiscal 2002. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

	26-Weeks Ended

Retail Concept	8/3/03		8/4/02

Williams-Sonoma	8.9%		<0.1%>
Pottery Barn	<0.9	%>	6.3%
Pottery Barn Kids	<1.6	%>	3.7%
Hold Everything	<5.0	%>	<13.4%>
Outlets	8.4%		0.7%
Total	2.9%		2.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same quarter in the prior year.

Mr. Mueller continued, “As we look ahead toward the remainder of 2003, we are encouraged by the overall trends we have seen in both our retail and direct-to-customer businesses during the second quarter. Based on these trends, we have adjusted our third quarter outlook but are remaining cautious in both our revenue and earnings guidance due to our belief that we will continue to operate in an unsettled economic environment. We will continue to execute against a conservative, but flexible, growth plan and are committed to delivering the revised 2003 guidance that we have provided to our shareholders.”

☐ 3RD QUARTER 2003 — GUIDANCE FOR THE 13 WEEKS ENDING NOVEMBER 2, 2003

•	Net Revenues

☐	Net revenues are projected to be in the range of $615 million to $625 million versus previous guidance of $607 million to $625 million. This revised guidance represents revenue growth in the range of 16.5% to 18.4% versus the third quarter of fiscal year 2002.

☐	Retail sales are projected to be in the range of $341 million to $346 million versus previous guidance of $338 million to $346 million. This revised guidance represents sales growth in the range of 11.4% to 13.0% versus the third quarter of fiscal year 2002.

☐	Comparable store sales are projected to be in the range of positive 2.0% to 4.0% versus previous guidance of positive 1.0% to 4.0%.

☐	Leased and selling square footage are projected to increase in the range of 9% to 10%.

☐	Direct-to-customer sales are projected to be in the range of $232 million to $237 million versus previous guidance of $229 million to $237 million. This revised guidance represents sales growth in the range of 23.6% to 26.3% versus the third quarter of fiscal year 2002.

☐	Shipping fees are projected to be approximately $42 million versus previous guidance of $40 million to $42 million. This revised guidance represents shipping fee revenue growth of approximately 22.9% versus the third quarter of fiscal year 2002.

•	Gross Margin

☐	Gross margin is projected to be in the range of 39.5% to 39.8% of third quarter of fiscal year 2003 net revenues. Gross margin includes projected shipping fees of approximately $42 million and projected shipping costs of approximately $32 million.

•	Selling, General and Administrative Expenses

☐	Selling, general and administrative expenses are projected to be in the range of 33.8% to 34.1% of third quarter of fiscal year 2003 net revenues.

•	Interest Expense — Net

☐	Interest expense for the third quarter of fiscal year 2003 is projected to be in the range of $0.1 million to $0.2 million.

•	Implementation of FIN 46, “Consolidation of Variable Interest Entities”

☐	In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 explains how to identify variable interest entities and how to decide whether to consolidate such entities. FIN 46 requires existing unconsolidated entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved.

As disclosed in our Form 10-Q for the first quarter of fiscal year 2003, which ended May 4, 2003, we determined that two partnerships from which we lease our Memphis-based distribution facilities qualified as variable interest entities and required consolidation under FIN 46. At that time, we estimated that the consolidation would result in increases to our third quarter of fiscal year 2003 consolidated balance sheet of approximately $16,000,000 in assets (primarily buildings) and $18,000,000 in liabilities (primarily long-term debt) in addition to a cumulative effect charge of approximately $2,000,000 after taxes (approximately $0.01 to $0.02 per diluted share) to our third quarter of fiscal year 2003 consolidated statement of earnings.

Since that time and most recently in July 2003, the FASB has issued additional clarifications of this pronouncement, which have caused us to revise our estimates. We now estimate that the consolidation will result in increases to our third quarter of fiscal year 2003 consolidated balance sheet of approximately $21,000,000 in assets (primarily buildings), $18,500,000 in long-term debt, and $2,500,000 in other liabilities with no cumulative effect charge to our third quarter of fiscal year 2003 consolidated statement of earnings. Based on this revised estimate of the cumulative effect charge, we have correspondingly narrowed the range of our third quarter 2003 diluted earnings per share guidance.

•	Diluted Earnings Per Share

☐	Diluted earnings per share for the third quarter of fiscal year 2003 are estimated to be in the range of $0.18 to $0.19 versus previous guidance of $0.16 to $0.19 per diluted share. This revised guidance represents year-over-year diluted earnings per share growth in the range of 38.5% to 46.2% versus the third quarter of fiscal year 2002.

•	Merchandise Inventories

☐	Merchandise inventories at the end of the third quarter of fiscal year 2003 are projected to increase in the range of 30% to 40% versus the end of the third quarter of fiscal year 2002.

•	Depreciation and Amortization

☐	Third quarter of fiscal year 2003 depreciation and amortization expense is projected to be in the range of $26 million to $27 million.

•	Amortization of Deferred Lease Incentives

☐	Third quarter of fiscal year 2003 amortization of deferred lease incentives is projected to be approximately $5 million.

☐	FISCAL YEAR 2003 — GUIDANCE FOR THE 52 WEEKS ENDING FEBRUARY 1, 2004

•	Net Revenues

☐	Net revenues are projected to be in the range of $2.677 billion to $2.723 billion versus previous guidance of $2.646 billion to $2.718 billion. This increased guidance represents revenue growth in the range of 13.4% to 15.3% versus fiscal year 2002.

☐	Retail sales are projected to be in the range of $1.586 billion to $1.607 billion versus previous guidance of $1.570 billion to $1.602 billion. This increased guidance represents revenue growth in the range of 12.0% to 13.4% versus fiscal year 2002.

☐	Comparable store sales growth is projected to be in the range of positive 2.0% to 3.0% versus previous guidance of positive 1.0% to 3.0%.

Quarterly Net Revenue Guidance by Operating Segment
(All Amounts in Millions, Except Percentages)

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	FY 2003
	Actual	Actual	Guidance	Guidance	Guidance

Net Retail Sales	$303	$335	$341 - $346	$607 - $623	$1,586 - $1,607
Net Direct-to-Customer Sales	$199	$206	$232 - $237	$284 - $300	$921 - $942
Shipping Fees	$35	$39	$42	$54 - $58	$170 - $174
Total Net Revenues	$537	$580	$615 - $625	$945 - $981	$2,677 - $2,723
Comparable Store Sales	<0.8%>	6.5%	2.0% - 4.0%	1.0% - 4.0%	2.0% - 3.0%

☐	Retail store counts are expected to increase by 35 stores to 513 stores versus previous guidance of 512 stores.

☐	Leased square footage is projected to increase in the range of 11% to 12%, unchanged from previous guidance.

☐	Selling square footage is projected to increase approximately 11% versus previous guidance in the range of 11% to 12%.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1 and Q2			Q3			Q4			FY
	2002	2003			2003			2003			2003
	Actual	Actual			Guidance			Guidance			Guidance

Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close

Williams-Sonoma	236	6	<6>	236	9	<2>	243	4	<8>	239	19*	(16) *
Pottery Barn	159	2	<1>	160	10	0	170	8	<6>	172	20*	(7) *
Pottery Barn Kids	56	10	0	66	9	0	75	3	0	78	22	0
Hold Everything	13	0	0	13	0	<1>	12	0	<3>	9	0	(4)
West Elm	0	0	0	0	0	0	0	1	0	1	1	0
Outlets	14	0	0	14	2	<2>	14	1	<1>	14	3*	(3)*
Total	478	18	(7)	489	30	(5)	514	17	(18)	513	65	(30)

*	Williams-Sonoma, Pottery Barn, and Outlets fiscal year 2003 total store opening and closing numbers include 11 stores, 5 stores, and 3 stores, respectively, for temporary closures due to remodel. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with the Company’s definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

☐	Direct-to-customer sales are projected to be in the range of $921 million to $942 million versus previous guidance of $911 million to $943 million. This revised guidance represents revenue growth in the range of 15.4% to 18.0% versus fiscal year 2002.

☐	Catalog circulation is projected to increase in the range of 15% to 17% versus previous guidance of 14% to 17%.

☐	Shipping fees are projected to be in the range of $170 million to $174 million versus previous guidance of $165 million to $173 million. This increased guidance represents shipping fee revenue growth in the range of 16.4% to 19.1% versus fiscal year 2002.

•	Gross Margin

☐	Gross margin is projected to be in the range of 40.3% to 40.5% of fiscal year 2003 net revenues versus previous guidance of 40.4% to 40.6%. Gross margin now includes projected shipping fees in the range of $170 million to $174 million and projected shipping costs in the range of $135 million to $136 million. Previous guidance for shipping fees and shipping costs was in the range of $165 million to $173 million and $142 million to $146 million, respectively.

•	Selling, General and Administrative Expenses

☐	Selling, general and administrative expenses are projected to be in the range of 31.2% to 31.4% of fiscal year 2003 net revenues versus previous guidance of 31.3% to 31.5%.

•	Interest Expense — Net

☐	Interest for fiscal year 2003 is projected to be in the range of $0.3 million income to $0.3 million expense versus previous guidance of $0.0 million to $0.5 million expense.

•	Diluted Earnings Per Share

☐	Diluted earnings per share for fiscal year 2003 is projected to be in the range of $1.25 to $1.28 versus previous guidance of $1.23 to $1.27. This increased guidance represents year-over-year diluted earnings per share growth in the range of 20.2% to 23.1% versus fiscal year 2002.

☐	Quarterly diluted earnings per share projections are as follows:

o	Q3 2003: $0.18 to $0.19 versus previous guidance of $0.16 to $0.19. This revised guidance represents year-over-year diluted earnings per share growth in the range of 38.5% to 46.2% versus the third quarter of fiscal year 2002.

o	Q4 2003: $0.80 to $0.85, unchanged from previous guidance. This represents year-over-year diluted earnings per share growth in the range of 19.4% to 26.9% versus the fourth quarter of fiscal year 2002.

Due to continued uncertainties and volatility in the current economic environment, we believe that the quarterly diluted earnings per share amounts will vary within the ranges above. Therefore, the respective high and low projections for the quarters should not be added together to derive an estimate for the remainder of the fiscal year.

•	Merchandise Inventories

☐	Merchandise inventories at the end of fiscal year 2003 are projected to increase in the range of 15% to 20% versus the end of fiscal year 2002, unchanged from previous guidance.

•	Capital Spending

☐	Fiscal year 2003 capital spending is projected to be in the range of $215 million to $225 million, unchanged from previous guidance.

•	Depreciation and Amortization

☐	Fiscal year 2003 depreciation and amortization expense is projected to be in the range of $102 million to $104 million versus previous guidance of $98 million to $103 million.

•	Amortization of Deferred Lease Incentives

☐	Fiscal year 2003 lease incentives are projected to be approximately $19 million versus previous guidance of $18 million to $19 million.

☐ STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to four million shares of the Company’s outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, we repurchased and retired two million shares of our common stock under the program. At August 3, 2003, the remaining authorized amount of stock eligible for repurchase was two million shares. Future purchases under this program will be made through open market transactions at times and amounts that management deems appropriate. The timing and actual number of shares to be purchased in the future will depend on a variety of factors such as price, corporate and regulatory requirements, and other market conditions. We may terminate or limit the stock repurchase program at any time without prior notice.

☐ CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, August 21, 2003 at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

☐ FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to inventory positions and inventory management disciplines, the Company’s growth plans, trends in the Company’s business, the Company’s ability to drive sales and earnings growth and generate sustained long-term value for its shareholders, the guidance and statements regarding the Company’s revenue, earnings per share and other financial and operating results and metrics, and statements related to the effect of FIN 46 on the Company.

The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, the Company’s ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of its merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to those of the Company; timely and effective sourcing of its merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond its control; multi-channel and multi-brand complexities; dependence on external funding sources for operating funds; its ability to control employment, occupancy and other operating costs; its ability to improve and control its systems and processes; general political, economic and market conditions and events, including war or conflict; and other risks and uncertainties contained in the Company’s public announcements, reports to shareholders and other documents filed with and furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended May 4, 2003. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

☐ ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, Hold Everything, West Elm and Chambers, are marketed through 489 stores, eight mail order catalogs and three e-commerce web sites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	August 3,	February 2,	August 4,
	2003	2003	2002

Assets
Current assets
Cash and cash equivalents	$81,779	$193,495	$89,909
Accounts receivable — net	38,522	34,288	41,518
Merchandise inventories — net	376,860	321,247	250,397
Prepaid catalog expenses	41,275	35,163	28,370
Prepaid expenses	25,218	21,346	18,959
Deferred income taxes	16,316	16,304	11,553
Other assets	8,549	3,541	3,613

Total current assets	588,519	625,384	444,319

Property and equipment — net	654,916	631,774	588,458
Other assets — net	19,526	7,297	6,723

Total assets	$1,262,961	$1,264,455	$1,039,500

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$145,074	$166,102	$111,576
Accrued expenses	59,646	82,027	56,055
Customer deposits	109,573	93,073	85,633
Income taxes payable	19,786	56,442	7,490
Current portion of long-term debt	7,427	7,419	7,401
Other liabilities	17,919	19,765	12,594

Total current liabilities	359,425	424,828	280,749

Deferred rent and lease incentives	163,570	161,091	143,108
Long-term debt	17,206	18,071	24,633
Deferred income tax liabilities	11,350	11,341	8,791
Other long-term obligations	7,494	5,146	4,875

Total liabilities	559,045	620,477	462,156

Shareholders’ equity	703,916	643,978	577,344

Total liabilities and shareholders’ equity	$1,262,961	$1,264,455	$1,039,500

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED AUGUST 3, 2003 AND AUGUST 4, 2002
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SECOND QUARTER				YEAR TO DATE

	2003		2002		2003		2002

	(13 Weeks)		(13 Weeks)		(26 Weeks)		(26 Weeks)

		% Of		% Of		% Of		% Of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Retail sales	$335,272	57.8%	$285,813	57.7%	$638,356	57.1%	$553,391	56.8%
Retail shipping fees	1,960	0.3	1,945	0.4	3,415	0.4	3,512	0.4
Direct-to-customer sales	206,327	35.5	177,100	35.7	404,947	36.2	355,381	36.5
Direct-to-customer shipping fees	36,864	6.4	30,735	6.2	70,545	6.3	61,688	6.3

Net revenues	580,423	100.0	495,593	100.0	1,117,263	100.0	973,972	100.0

Cost of goods and occupancy expenses	335,213	57.8	280,297	56.6	637,510	57.1	547,421	56.2
Shipping costs	30,132	5.2	29,922	6.0	60,367	5.4	59,279	6.1

Total cost of goods sold	365,345	62.9	310,219	62.6	697,877	62.5	606,700	62.3

Gross margin	215,078	37.1	185,374	37.4	419,386	37.5	367,272	37.7

Selling, general and administrative expenses	186,226	32.1	162,166	32.7	369,069	33.0	318,836	32.7

Earnings from operations	28,852	5.0	23,208	4.7	50,317	4.5	48,436	5.0
Interest (income) expense — net	(130)	—	215	—	(446)	—	479	—

Earnings before income taxes	28,982	5.0	22,993	4.6	50,763	4.5	47,957	4.9
Income taxes	11,158	1.9	8,852	1.8	19,544	1.7	18,463	1.9

Net earnings	$17,824	3.1%	$14,141	2.9%	$31,219	2.8%	$29,494	3.0%

Earnings per share:
Basic	$0.15		$0.12		$0.27		$0.26
Diluted	$0.15		$0.12		$0.26		$0.25
Shares used in calculation of earnings per share:
Basic	116,082		115,252		115,145		114,865
Diluted	119,770		120,114		118,453		119,568

Store Table	May 4,			August 3,	August 4,
	2003	Openings	Closings	2003	2002

Williams-Sonoma	237	2	(3)	236	223
Pottery Barn	160	1	(1)	160	151
Pottery Barn Kids	63	3	—	66	42
Hold Everything	13	—	—	13	15
Outlets	14	—	—	14	14

Total	487	6	(4)	489	445

Store selling square footage (sq. ft.)	2,404,000			2,411,000	2,173,000
Store leased square footage (sq. ft.)	3,814,000			3,833,000	3,429,000